Exhibit 99

Form 4 - Joint Filer Information
Name:	Meritage Private Equity Fund, L.P.
Address:	1600 Wynkoop Street
Suite 300
Denver, CO 80202
Designated Filer:	Meritage Investment Partners LLC
Issuer & Ticker Symbol:	Exabyte Corporation / EXBT
Date of Event Requiring Statement:	November 14, 2003